CERTIFICATE OF OWNERSHIP AND MERGER
                                      MERGING
                                  BORGWARNER INC.
                              (a Delaware corporation)
                                        INTO
                            BORG-WARNER AUTOMOTIVE, INC.


Borg-Warner Automotive, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That Borg-Warner Automotive, Inc. (the "Corporation") and BorgWarner Inc. ("BW") are corporations duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the issued and outstanding shares of the capital stock of BW.

THIRD: That the board of directors of the Corporation adopted the following resolutions at a meeting of the Board of Directors on February 2, 2000, and that such resolutions have not been rescinded and are in full force and effect on the date hereof:

     "WHEREAS, BorgWarner Inc., a Delaware corporation ("BW"), is a wholly owned subsidiary of the Corporation;

     WHEREAS, the board of directors of the Corporation deems it advisable and in the best interest of the Corporation to merge BW with and into the Corporation, with the Corporation begin the surviving corporation;

     NOW, THEREFORE, BE IT RESOLVED, that BW be merged with and into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware, and that the Corporation succeed to and possess all the rights and assets of BW and be subject to all of the liabilities and obligations of BW;

     RESOLVED, that the Corporation change its corporate name by changing
Article 1 of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follow:

     "The name of the corporation (hereinafter called the "Corporation") is BorgWarner Inc."

     RESOLVED, that each share of common stock, $1.00 par value per share, of BW issued and outstanding immediately prior to the effective date of the merger shall, upon the effective date and by virtue of the merger, be canceled without payment therefor;

     RESOLVED, that the merger shall become effective on the date the Corporation files a Certificate of Ownership and Merger with respect to such merger with the Secretary of State of the State of Delaware;

     RESOLVED, that the appropriate officers of the Corporation are hereby authorized and empowered to file the necessary documents with the Secretary of State of the State of Delaware, to incur the necessary expenses therefor and to take, or cause to be taken, all such further action and to execute and deliver or cause to be executed and delivered, in the name of and on behalf of the Corporation, all such further instruments and documents as any such officer may deem to be necessary or advisable in order to effect the purpose and intent of the foregoing resolutions and to be in the best interests of the Corporation (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments and documents, as the case may be, by or under the direction of any such officer); and

     RESOLVED, that the prior actions of the officers and directors of the Corporation in undertaking to carry out the transactions contemplated by the foregoing resolutions be, and the same hereby are, in all respects, approved, adopted, ratified and confirmed."

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 3rd day of February, 2000.

                              /s/ Laurene H. Horiszny
                              --------------------------------
                              LAURENE H. HORISZNY